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As filed with the Securities and Exchange Commission on November 14, 2006.

Registration No. 333-138381

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AERCAP HOLDINGS N.V.
(Exact name of Registrant as specified in its charter)

Netherlands (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Evert van de Beekstraat 312
1118 CX Schiphol Airport
The Netherlands
+31 20 655 9655
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, (212) 894-8641
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:
Douglas A. Tanner, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 Tel: (212) 530-5000 Fax: (212) 822-5219	Erwin den Dikken Chief Legal Officer Evert van de Beekstraat 312 1118 CX Schiphol Airport The Netherlands Tel: + 31 20 655 9655 Fax: +31 20 655 9100	Richard J. Sandler, Esq. Davis Polk & Wardwell 450 Lexington Ave. New York, NY 10017 Tel: (212) 450-4224 Fax: (212) 450-3224

        Approximate date of commencement of proposed sale to the public. As soon as practicable after the Registration Statement becomes effective.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

 EXPLANATORY NOTE

        This Amendment No. 1 to Form F-1 is filed solely for the purpose of filing exhibits to the Registration Statement on Form F-1 (Registration No. 333-138381) filed by AerCap Holdings N.V. with the Securities and Exchange Commission on November 2, 2006 (the "Registration Statement"). This Amendment does not contain a copy of the preliminary prospectus nor is it intended to amend or delete any part of the preliminary prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Expenses of Issuance and Distribution

        The expenses, other than underwriting commissions, expected to be incurred by AerCap Holdings N.V. and the selling shareholders in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

	AerCap Holdings N.V.	Selling Shareholders
SEC registration fee	$20,000	$57,000
National Association of Securities Dealers, Inc. filing fee	19,000	54,000
New York Stock Exchange listing fee	46,000	129,000
Printing and engraving costs	221,000	628,000
Legal fees and expenses	673,000	1,910,000
Accounting fees and expenses	2,727,000	—
Transfer agent fees	1,000	3,000
Miscellaneous	661,000	1,877,000

Total	$4,368,000	$4,658,000

Item 6. Indemnification of Directors and Officers.

        We have a directors and officers liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances. We have also entered into indemnity agreements with each of our board members in which we agree to hold each of them harmless, to the extent permitted by law, from damage resulting from a failure to perform or a breach of duties by our board members, and to indemnify each of them for serving in any capacity for the benefit of the company, except in the case of willful misconduct or gross negligence in certain circumstances.

        Although Netherlands law does not contain any provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands. AerCap's Articles of Association provide for indemnification of directors and officers by the company to the fullest extent permitted by Netherlands law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party as a result of his or her position.

        The indemnification provided above is not exclusive of any rights to which any of our directors or officers may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

        The underwriting agreement for this offering filed as Exhibit 1.1 to this registration statement provides that the underwriters are obligated, under certain circumstances, to indemnify our officers and directors and their respective controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

        In connection with the acquisition of AerCap B.V. by AerCap Holdings C.V. in June 2005, investment funds affiliated with Cerberus Capital Management, L.P. indirectly invested approximately $370 million to purchase partnership interests in AerCap Holdings C.V. through certain Luxembourg entities. Eight members of our senior management also participated in an aggregate of 0.4% of such investment. All issuances of securities in connection with such purchases took place in private transactions exempt from registration under either Section 4(2) or Regulation S of the Securities Act of 1933, as amended.

Item 8. Exhibits and Financial Statement Schedules.

        (a) Exhibits.

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement
3.1	Articles of Association
4.1	Specimen Share Certificate
5.1	Opinion of NautaDutilh NV regarding legality of the ordinary shares*
10.1	Aircraft Purchase Agreement, dated December 30, 2005, between Airbus S.A.S. and Aer Venture Limited(1)
10.2
Credit Agreement, dated April 26, 2006, among AerFunding 1 Limited, AerCap Ireland Limited, UBS Real Estate Securities Inc. and other financial institutions named as Class A Lenders, Class B Lenders, and Class C Lenders, UBS Securities LLC, the other Funding Agents named therein and Deutsche Bank Trust Company Americas†
10.3	Security Trust Agreement, dated April 26, 2006, among Aerfunding 1 Limited, the additional grantors referred to therein as grantors, UBS Securities LLC and Deutsche Bank Trust Company Americas†
10.4	Guarantee and Collateral Agreement, dated April 26, 2006, among AeroTurbine, Inc., The Subsidiary Guarantors of AeroTurbine, Inc., the borrower's party thereto and Calyon New York Branch†
10.5
Aircraft Asset Security Agreement, dated April 26, 2006, among AeroTurbine, Inc. The Subsidiary Guarantors of AeroTurbine, Inc., the borrower's party thereto, the trusts party thereto, as trusts and Calyon New York Branch†
10.6
Senior Credit Agreement, dated as of April 26, 2006, among AerCap AT, Inc., as Borrower, the Several Lenders from time to time as Parties thereto, Calyon New York Branch, as Administrative Agent, HSH Nordbank AG, as Syndication Agent and Wachovia Bank N.A. and National City Bank, as Co-Documentation Agents†
10.7	Pledge Agreement, dated April 26, 2006, between AerCap, Inc., and Calyon New York Branch†
10.8	Joint Venture Agreement, dated December 30, 2005, among AerCap Ireland Limited, International Cargo Airlines Company KSC and AerVenture Limited†
10.9	Stock Purchase Agreement, dated March 16, 2006, among AerCap, Inc. and Nicolas Finazzo, Rose Ann Finazzo and Robert B. Nichols†

10.10
Facility Agreement, dated April 23, 2003, among the Banks and Financial Institutions named therein as ECA Lenders, the Banks and Financial Institutions named therein as Mismatch Lenders, Credit Lyonnais, Kreditanstalt Für Wiederaufbau, Sunrise Leasing Limited, Sundance Leasing Limited, Sunray Leasing Limited, Sunshine Leasing Limited, Sunglow Leasing Limited, Sunflower Aircraft Leasing Limited, Debis Aircraft Leasing XXX B.V. and Debis AirFinance B.V.†
10.11	Senior Facility Agreement, dated October 12, 2006, between AerCap Dutch Aircraft Leasing I B.V., Calyon and the financial institutions named therein†
10.12
Sale and Purchase Agreement regarding the acquisition of all shares in and certain loans and facilities granted to debis AirFinance B.V. by and between DaimlerChryslter Services AG, DaimlerChrysler Aerospace AG, DaimlerChrysler AG, Bayerische Hypo- und Vereinsbank AG, HVB Banque Luxembourg SA, Bayerische Landesbank, BLB Beteiligungsgesellschaft Beta mbH, Dresdner Bank AG, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, DZ Beteiligungsgesellschaft mbH Nr. 6, KfW and FERN S.a r.l. as amended by the Amendment Agreement dated June 29, 2005 by and between the DaimlerChrysler Services AG, DaimlerChrysler Aerospace AG, DaimlerChrysler AG, Bayerische Hypo- und Vereinsbank AG, HVB Banque Luxembourg SA, Bayerische Landesbank, BLB Beteiligungsgesellschaft Beta mbH, Dresdner Bank AG, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, DZ Beteiligungsgesellschaft mbH Nr. 6, KfW, FERN S.a r.l., FERN GP S.a r.l. and AerCap Holdings C.V.†
10.13	AerCap Holdings N.V. 2006 Equity Incentive Plan (including form of Stock Option Agreement)†
10.14	Facility Agreement, dated November 3, 2006, between AerVenture Limited, as Borrower, and Calyon S.A., as Lender, Security Trustee and Agent
21.1	List of Subsidiaries of AerCap N.V.†
23.1	Consent of PricewaterhouseCoopers Accountants N.V.*
23.2	Consent of PricewaterhouseCoopers Accountants N.V.*
23.3	Consent of PricewaterhouseCoopers Accountants N.V.*
23.4	Consent of KPMG LLP†
23.5	Consent of NautaDutilh NV (included in Exhibit 5.1)*
23.6	Consent of Simat, Helliesen & Eichner, Inc.†
24.1	Power of Attorney†

†
Previously filed

*
To be filed by amendment.

(1)
Exhibit omits certain information that has been submitted separately to the Securities and Exchange Commission and has been granted confidential treatment.

Item 9. Undertakings.

        (1)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (2)   The undersigned registrant hereby undertakes that:

          (a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, AerCap Holdings N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands on November 14, 2006.

AERCAP HOLDINGS N.V.
By:	*
Name: Klaus Heinemann Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Pieter Korteweg	Chairman of the Board of Directors	November 14, 2006
* Klaus Heinemann	Chief Executive Officer	November 14, 2006
* Ronald J. Bolger	Non-Executive Director	November 14, 2006
* James N. Chapman	Non-Executive Director	November 14, 2006
* W. Brett Ingersoll	Non-Executive Director	November 14, 2006
* Marius J.L. Jonkhart	Non-Executive Director	November 14, 2006
* Keith A. Helming	Chief Financial Officer	November 14, 2006

* Cole T. Reese	Chief Accounting Officer	November 14, 2006
* Gerald P. Strong	Non-Executive Director	November 14, 2006
* David J. Teitelbaum	Non-Executive Director	November 14, 2006
/s/ ROBERT G. WARDEN Robert G. Warden	Non-Executive Director	November 14, 2006
/s/ DONALD PUGLISI Donald Puglisi	Authorized Representative in the United States	November 14, 2006
*By:	/s/ ROBERT G. WARDEN Robert G. Warden Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement
3.1	Articles of Association
4.1	Specimen Share Certificate
5.1	Opinion of NautaDutilh NV regarding legality of the ordinary shares*
10.1	Aircraft Purchase Agreement, dated December 30, 2005, between Airbus S.A.S. and Aer Venture Limited(1)
10.2
Credit Agreement, dated April 26, 2006, among AerFunding 1 Limited, AerCap Ireland Limited, UBS Real Estate Securities Inc. and other financial institutions named as Class A Lenders, Class B Lenders, and Class C Lenders, UBS Securities LLC, the other Funding Agents named therein and Deutsche Bank Trust Company Americas†
10.3	Security Trust Agreement, dated April 26, 2006, among Aerfunding 1 Limited, the additional grantors referred to therein as grantors, UBS Securities LLC and Deutsche Bank Trust Company Americas†
10.4	Guarantee and Collateral Agreement, dated April 26, 2006, among AeroTurbine, Inc., The Subsidiary Guarantors of AeroTurbine, Inc., the borrower's party thereto and Calyon New York Branch†
10.5
Aircraft Asset Security Agreement, dated April 26, 2006, among AeroTurbine, Inc. The Subsidiary Guarantors of AeroTurbine, Inc., the borrower's party thereto, the trusts party thereto, as trusts and Calyon New York Branch†
10.6
Senior Credit Agreement, dated as of April 26, 2006, among AerCap AT, Inc., as Borrower, the Several Lenders from time to time as Parties thereto, Calyon New York Branch, as Administrative Agent, HSH Nordbank AG, as Syndication Agent and Wachovia Bank N.A. and National City Bank, as Co-Documentation Agents†
10.7	Pledge Agreement, dated April 26, 2006, between AerCap, Inc., and Calyon New York Branch†
10.8	Joint Venture Agreement, dated December 30, 2005, among AerCap Ireland Limited, International Cargo Airlines Company KSC and AerVenture Limited†
10.9	Stock Purchase Agreement, dated March 16, 2006, among AerCap, Inc. and Nicolas Finazzo, Rose Ann Finazzo and Robert B. Nichols†
10.10
Facility Agreement, dated April 23, 2003, among the Banks and Financial Institutions named therein as ECA Lenders, the Banks and Financial Institutions named therein as Mismatch Lenders, Credit Lyonnais, Kreditanstalt Für Wiederaufbau, Sunrise Leasing Limited, Sundance Leasing Limited, Sunray Leasing Limited, Sunshine Leasing Limited, Sunglow Leasing Limited, Sunflower Aircraft Leasing Limited, Debis Aircraft Leasing XXX B.V. and Debis AirFinance B.V.†
10.11	Senior Facility Agreement, dated October 12, 2006, between AerCap Dutch Aircraft Leasing I B.V., Calyon and the financial institutions named therein†

10.12
Sale and Purchase Agreement regarding the acquisition of all shares in and certain loans and facilities granted to debis AirFinance B.V. by and between DaimlerChrysler Services AG, DaimlerChrysler Aerospace AG, DaimlerChrysler AG, Bayerische Hypo- und Vereinsbank AG, HVB Banque Luxembourg SA, Bayerische Landesbank, BLB Beteiligungsgesellschaft Beta mbH, Dresdner Bank AG, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, DZ Beteiligungsgesellschaft mbH Nr. 6, KfW and FERN S.a r.l. as amended by the Amendment Agreement dated June 29, 2005 by and between the DaimlerChrysler Services AG, DaimlerChrysler Aerospace AG, DaimlerChrysler AG, Bayerische Hypo- und Vereinsbank AG, HVB Banque Luxembourg SA, Bayerische Landesbank, BLB Beteiligungsgesellschaft Beta mbH, Dresdner Bank AG, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, DZ Beteiligungsgesellschaft mbH Nr. 6, KfW, FERN S.a r.l., FERN GP S.a r.l. and AerCap Holdings C.V.†
10.13	AerCap Holdings N.V. 2006 Equity Incentive Plan (including form of Stock Option Agreement)†
10.14	Facility Agreement, dated November 3, 2006, between AerVenture Limited, as Borrower, and Calyon S.A., as Lender, Security Trustee and Agent
21.1	List of Subsidiaries of AerCap N.V.†
23.1	Consent of PricewaterhouseCoopers Accountants N.V.*
23.2	Consent of PricewaterhouseCoopers Accountants N.V.*
23.3	Consent of PricewaterhouseCoopers Accountants N.V.*
23.4	Consent of KPMG LLP†
23.5	Consent of NautaDutilh NV (included in Exhibit 5.1)*
23.6	Consent of Simat, Helliesen & Eichner, Inc.†
24.1	Power of Attorney†

†
Previously filed.

*
To be filed by amendment.

(1)
Exhibit omits certain information that has been submitted separately to the Securities and Exchange Commission and has been granted confidential treatment.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS